Exhibit 99.1

Aether Announces Fourth Quarter and Year-End 2004 Results

Baltimore, MD — February 17, 2004 (Business Wire)— Aether Systems, Inc. (Nasdaq: AETH) today reported financial results for the fourth quarter and the fiscal year ended December 31, 2004. 1 Loss from continuing operations for Q4 2004 was ($0.08) per share, or approximately ($3.7) million, which was down from ($0.13) per share, or approximately ($5.5) million in Q4 2003. In Q3 2004, loss from continuing operations was ($0.09) per share, or approximately ($4.0) million.

Consistent with published guidance, the Company said its aggregate cash balance at December 31, 2004 totaled approximately $132 million, which included cash and cash equivalents, investments in residential mortgage-backed securities and restricted cash. This balance is net of the October 2004 redemption of the Company’s remaining $155 million of outstanding 6% convertible subordinated notes. The Company said it expects this cash balance to remain at or above the $132 million level through the first quarter of 2005, as it completes its transitional activities relating to the mobile and wireless data business segments sold in September 2004 and more fully implements its new operating model.

“As we expected, the fourth quarter was another transitional one for Aether, as we further reduced staffing levels and ongoing operating expenses and moved closer to the expense levels we expect to have going forward,” said David S. Oros, Aether’s Chairman and CEO. “Because of certain costs related to the sales of our Transportation and Mobile Government businesses and the implementation of our new business strategy, our overall fourth quarter operating expenses, while consistent with our expectations, are expected to be lower in the future.”

Mortgage-Backed Securities

Interest income from our mortgage-backed securities (“MBS”) and related investments was $672,000 for Q4 2004 and $928,000 for the year ended December 31, 2004. The Company’s MBS assets had a fair value of approximately $62 million at December 31, 2004 with a weighted average yield during the fourth quarter of 3.65%.

The Company said that due to market conditions it has not made additional MBS investments since October 2004 nor has it entered into any repurchase agreements to leverage its MBS portfolio. Accordingly, the Company indicated that it is unlikely to achieve previously announced target levels of total MBS investments by the end of Q1 2005. The Company said

1	In accordance with generally accepted accounting principles (“GAAP”), the results of Aether’s Transportation and Mobile Government segments, which were sold in September 2004, have been presented as discontinued operations for all periods, so that period-to-period comparisons are presented on a comparable basis. Aether sold its Enterprise Mobility Systems segment in January 2004, and that segment’s results also have been presented as discontinued operations for all prior periods, in accordance with GAAP.

that while it will continue to monitor market conditions, as well as continue to confer with its outside advisors, it cannot predict when market conditions will warrant making additional MBS investments or leveraging the portfolio.

The Company said that while it continues to focus on its MBS business, it is also evaluating additional real estate related business and investment opportunities being proposed to it by third parties. In considering such opportunities, which may complement its existing MBS business or diversify its business, the Company said it will continue to remain focused on its objectives of becoming profitable as quickly as possible and realizing the value of its significant net operating loss and capital loss carryforwards.

“Our strong cash position coupled with our significant loss carryforwards places us in a very unique position that we want to optimize for our shareholders,” said David C. Reymann, Aether’s Chief Financial Officer. “Working with our outside investment and financial advisors, we expect to continue to focus on our residential mortgage-backed securities strategy while we consider other strategies that might allow us to achieve our objectives more quickly.”

Additional Q4 Results

Total operating expenses declined to approximately $3.5 million in Q4 2004, from approximately $4.8 million in Q4 2003. Total operating expenses increased by approximately $268,000 from Q3 to Q4 2004, as a result of a $406,000 restructuring charge in Q4 2004 for costs relating to severance payments and facility closures and an increase in depreciation expense resulting from a write-off of certain fixed assets that would not continue to be used in the ongoing business, partially offset by overall reductions in SG&A costs resulting from lower expense levels associated with the new operating model. The Company said it expects total operating expenses to be substantially lower in Q1 2005.

The total cost of the Company’s redemption of its 6% convertible subordinated notes was approximately $157 million, which included principal repayment of approximately $154.9 million, accrued interest of approximately $310,000 and a $1.9 million prepayment premium required by the terms of the notes. In Q4 2004, the Company recognized a charge of approximately $2.4 million in connection with this redemption, which includes the $1.9 million prepayment premium plus the write-off of deferred financing costs.

Conference Call

Aether will host a conference call on Friday, February 18, 2005 at 8:30 a.m., Eastern Time. Interested parties may access the call at www.aethersystems.com or by telephone at 1-800-500-0177. Please ask for the Aether Systems call. Replay of this call will be available until March 11, 2005, by calling 888-203-1112, access code 252482.

About Aether Systems, Inc.

Aether owns and manages a portfolio of residential mortgage-backed securities and other short-term government agency investments.

Forward-Looking Statement Disclosure

This press release contains “forward-looking statements,” as such term is used in the Securities Exchange Act of 1934, as amended. Such forward-looking statements include those regarding the Company’s expectations about anticipated future cash balances and expense reductions. When used herein, the words “anticipate,” “believe,” “estimate,” “intend,” “may,” “will,” and “expect” and similar expressions as they relate to the Company or its management are intended to identify such forward-looking statements. Forward-looking statements are based on current expectations and assumptions, which are subject to risks and uncertainties. They are not guarantees of future performance or results. The Company’s actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include: (1) we may not be able to implement our MBS strategy successfully, or the results of such implementation may be inconsistent with our expectations; (2) our future financial results may be negatively affected by contingent or retained liabilities relating to businesses that we sold; (3) the MBS strategy we are implementing involves significant risks related to changes in interest rates and the complexities of managing the overall yield of a leveraged portfolio, and we have not yet fully implemented this strategy, as a result of market conditions, and cannot accurately predict the timing of additional investments in MBS or the implementation of portfolio leverage; (4) leverage that we incur to expand the size of the MBS portfolio may limit our financial flexibility and could have a substantial negative effect on our financial results if we do not successfully manage the risks of borrowing; (5) we may not be able to realize value from our accumulated loss carryforwards, because of a failure to generate sufficient taxable earnings, regulatory limits or both; (6) in managing the MBS portfolio, we will depend heavily on FBR Investment Management, Inc., who may choose to cease working with us, in which event our performance could be negatively affected; (7) we and the buyer of our Transportation segment are discussing disagreements over various post-closing adjustments and whether they support an increase or a decrease to the purchase price that we received, this disagreement may require arbitration to be resolved, and if we do not prevail, we might not receive any additional cash consideration and could be required to make a cash payment to the buyer for the amount of any downward price adjustment; and (8) other factors discussed in our filings with the Securities and Exchange Commission. Aether undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Aether Systems, Inc.
Steven Bass
(443) 394-5029

-[Financial Information Follows]-

AETHER SYSTEMS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

ASSETS

	December 31,	December 31,
	2004	2003
in thousands	(Unaudited)
Current assets:
Cash and cash equivalents	$60,723	$26,222
Mortgage-backed securities, at fair value	62,184	—
Current assets from discontinued operations	—	53,616
Interest receivable	356	1,567
Prepaid expenses and other current assets	4,124	1,173

Total current assets	127,387	82,578
Restricted cash	8,832	13,460
Investments available for sale	—	220,849
Furniture, computers, and equipment, net	367	2,608
Non-current assets from discontinued operations	—	74,017
Other assets	—	4,593
	$136,586	$398,105

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Convertible subordinated notes payable	$—	$—
Accounts payable and accrued expenses	3,494	4,741
Current liabilities from discontinued operations	—	35,168
Restructuring reserve	259	1,407
Accrued employee compensation and benefits	186	538
Accrued interest payable	—	2,529
Total current liabilities	3,939	44,383
Long-term liabilities:
Convertible subordinated notes payable	—	154,912
Restructuring reserve	—	70
Non-current liabilities from discontinued operations	—	19,436
Other long-term liabilities	2,057	3

Total liabilities	5,996	218,804
Stockholders’ equity	130,590	179,301
Commitments and contingencies	$136,586	$398,105

AETHER SYSTEMS, INC.
CONDENSED CONSOLIDATED STATEMENTS
OF OPERATIONS
(UNAUDITED)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2004	2003	2004	2003
in thousands except per share data
Interest income from MBS portfolio	$672	$—	$928	$—
Interest expense from MBS portfolio	—	—	—	—

Net interest income from MBS portfolio	672	—	928	—
Gain on future purchase commitments	—	—	1,826	—
Selling, general and administrative expenses	(2,475)	(4,249)	(12,150)	(15,779)
Depreciation	(664)	(357)	(2,212)	(2,672)
Option and warrant expense	(22)	(221)	(594)	(928)
Impairment of intangibles and other long-lived assets	—	—	—	(1,367)
Other operating income (expense)	33	94	(60)	(744)
Restructuring charge	(406)	(101)	(1,054)	(306)

Total operating expenses	(3,534)	(4,834)	(16,070)	(21,796)

Operating loss	(2,862)	(4,834)	(13,316)	(21,796)
Other income (expense):
Interest income from money market accounts	285	1,269	3,508	6,003
Interest expense from subordinated notes payable	(106)	(2,605)	(7,917)	(10,392)
Equity in losses of investments	—	—	—	(97)
Loss on early extinguishment of debt	(2,419)	—	(2,419)	—
Investment gain (loss), including impairments, net	1,412	623	(3,559)	586

Loss from continuing operations	(3,690)	(5,547)	(23,703)	(25,696)
Loss from discontinued operations	—	(6,841)	(45,450)	(23,756)
Gain (loss) on sale of discontinued operations	(202)	—	20,825	—

Net loss	$(3,892)	$(12,388)	$(48,328)	$(49,452)

Loss per share — basic and diluted — from continuing operations	$(0.08)	$(0.13)	$(0.54)	$(0.60)
Loss per share — basic and diluted — from discontinued operations	—	(0.16)	(1.04)	(0.56)
Income per share — basic and diluted — gain (loss) on sale of discontinued operations	(0.01)	—	0.47	—

Net loss per share — basic and diluted	$(0.09)	$(0.29)	$(1.11)	$(1.16)

Weighted average shares outstanding — basic and diluted	43,904	42,883	43,713	42,616

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